EXHIBIT 99.3

2901 Butterfield Road, Oak Brook, Ill., 60523

FOR IMMEDIATE RELEASE

Date:	September 28, 2005

Contact:	Darryl Cater, Inland Communications, Inc.
(630) 218-8000 Ext. 4896 or cater@inlandgroup.com

INLAND RETAIL REAL ESTATE TRUST, INC.

ANNOUNCES THE ADDITION OF ROBERT WALNER AS ITS GENERAL COUNSEL

Oak Brook, Ill. — Inland Retail Real Estate Trust, Inc. is pleased to announce the addition of Robert J. Walner as its senior vice president, general counsel and corporate secretary.  He was previously of counsel with the law firm of Pircher, Nichols & Meeks, and was executive vice president, chief administrative and legal officer and corporate secretary of Grubb & Ellis Company. He was also senior vice president, general counsel and corporate secretary of Balcor/American Express, Inc. He began his legal career as a litigation attorney for the Securities and Exchange Commission.

Mr. Walner has vast experience in a broad range of corporate and securities areas, including acquisitions and sales, corporate governance, financings, strategic alliances, joint ventures, human resources, risk management and government relations.

Mr. Walner is a member of the Board of Advisors of the Society of Corporate Secretaries and Governance Professionals (Chicago Chapter), and of the Real Estate Investment Association.  He is national chairman of the Tax, Regulatory and Legislative Committee of the Counselors of Real Estate.

Mr. Walner is designated as a Specialist in Real Estate Investment (SRI), a Specialist in Real Estate Securities (SRS) and a Counselor of Real Estate (CRE). He is a member of the National Association of Securities Dealers Board of Arbitrators, as well as the New York Stock Exchange and Counselors of Real Estate Board of Arbitrators and Mediators.

Mr. Walner received a BA from the University of Illinois, a JD from DePaul University and an MBA, with distinction, from the Kellogg School of Management, Northwestern University.  He has been a member of the State Bar of Illinois since 1972 and the State Bar of Florida since 1973.

Mr. Walner is a frequent speaker and author.  His works have been published in a variety of magazines and journals including Real Estate Securities and Capital Markets Journal, RESSI Review, Pension World, The Real Estate Syndicator, Illinois Institute of Continuing Legal Education and the DePaul Law Review.

Inland Retail Real Estate Trust, Inc. is a non-traded real estate investment trust which owns, acquires, leases, develops and manages predominantly neighborhood and community retail shopping centers, primarily in states east of the Mississippi River.  The company’s current portfolio of over 290 retail properties is comprised of over 34 million square feet with assets in excess of $4.3 billion.

Inland Retail was sponsored by an affiliate of The Inland Real Estate Group of Companies, Inc. (www.inlandgroup.com), which comprises independent real estate investment and financial companies doing business nationwide. Collectively The Inland Real Estate Group of Companies is the fifth largest shopping center owner in North America, with more than 100 million square feet under management with managed assets in excess of $13 billion.  With more than 35 years of experience specializing in acquisition, auctions, commercial real estate brokerage, investment, property management, land development and mortgage lending, Inland is one of the nation’s largest commercial real estate companies. Inland’s national headquarters is in Oak Brook, Ill.

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